UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(RULE 14a-101)
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐
Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12
MOTRICITY, INC.

(Name of Registrant as Specified in its Charter)

Not Applicable

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)
Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

4)	Proposed maximum aggregate value of transaction:

5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

October 31, 2011

Dear Stockholder:
I am writing to inform you that the Annual Meeting of Stockholders of Motricity, Inc. (the “Company”) was held on October 28, 2011. At the meeting, the vote to approve Proposal 6 - the amendment of the Company's Restated Certificate of Incorporation - was adjourned because not enough votes were cast on that proposal to carry the motion. While approximately 95.68% of the votes cast prior to the meeting supported Proposal 6, we were short on the required approval of a majority of all outstanding shares of the Company's common stock.
Accordingly, we will reconvene the meeting solely as it relates to Proposal 6 at 9:00 a.m. PST on November 18, 2011, at the Company's corporate headquarters for the purpose of allowing the stockholders additional time to vote on such proposal. Valid proxies submitted by the Company's stockholders in connection with Proposal 6 will continue to be valid for the purposes of the reconvened meeting.

Please Vote Your Shares

If you have not already voted, please sign, date and mail the enclosed voting instruction form solely as it relates to Proposal 6 as soon as possible so that your vote can be counted. Internet and telephone voting are also available. If you have already voted, you do not have to recast your vote.

Street name stockholders: Your bank or broker cannot vote your shares on Proposal 6 unless it receives your specific instructions. If you hold shares through a brokerage firm then you must vote your shares on Proposal 6 for the purposes of receiving sufficient votes to decide this issue.

Proposal 6 is significant for the Company's future and your vote is extremely important. In Proposal 6, the Company is seeking approval to amend the Company's Restated Certificate of Incorporation to impose certain transfer restrictions on the outstanding shares of the Company's capital stock. These restrictions are intended to protect the long-term value to the Company of its U.S. federal net operating losses, totaling approximately $248 million as of December 31, 2010. For further details of Proposal 6, please refer to the proxy materials that the Company sent to you for the 2011 Annual Meeting of Stockholders.
The Company's Board of Directors unanimously recommends that you vote “FOR” this proposal. ISS, Glass Lewis & Co. and Egan Jones, three highly respected proxy advisory firms, have also issued recommendations that their institutional clients vote “FOR” Proposal 6.
On behalf of your Board of Directors, thank you for your cooperation and continued support.

Sincerely,
Lady Barbara Judge CBE
Chairman of the Board of Directors

3 Easy Ways To Vote

Help your Company avoid the expense of further solicitation by voting today. You may use one of the following simple methods to vote your shares:

1.
Vote by Telephone. Call the toll-free number listed for this purpose on your proxy card or voting instruction form. Have your control number listed on the form ready and follow the simple instructions.

2.	Vote by Internet. Go to the website listed on your proxy card or voting instruction form. Have your control number listed on the form ready and follow the simple instructions.

3.	Vote by Mail. Mark, sign, date and return your proxy card or voting instruction form and return it in the postage-paid return envelope provided.

Please Act Today

Shareholders who need assistance voting their shares (including those who do not have their proxy control number) should call D.F. King & Co., Inc. at 1-800-269-6427.